Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-237070, 333-239360, 333-245762, 333-251956 and 333-252216) and Form S-8 (Nos. 333-227073, 333-230589, 333-237069, 333-245764, 333-248468, 333-254654 and 333-260762) of Bionano Genomics, Inc. (the “Company”) of our reports dated March 1, 2022, relating to the consolidated financial statements, and the effectiveness of the Company’s internal controls over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

San Diego, California
March 1, 2022